U.S. REGULATION A+

SUBSCRIPTION AGREEMENT FOR UNITS

TO:

CMX GOLD & SILVER CORP. (“CMX” or the “Company”)

The undersigned (hereinafter referred to as the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase the number of units (the “Units”) set forth below for the aggregate subscription price set forth below (the “Aggregate Subscription Price”), representing a subscription price of U.S.$0.08 per Unit, upon and subject to the terms and conditions set forth in “Terms and Conditions of Subscription for Units” attached hereto as Schedule “A” (together with this page the “Subscription Agreement”).

(Name of Subscriber - please print)

By:

(Authorized Signature)

(Official Capacity or Title if Subscriber is a corporation – please print)

(Please print name of individual whose signature appears above if different than the name of the subscriber printed above)

(Subscriber's Residential Address)

(Telephone Number)

(E-mail Address)

Number of Units:

Aggregate Subscription Price: U.S.$

Deliver the Units as set forth below (if different from residential address): (Name) (Account reference, if applicable) (Contact Name) (Address)

Register the Units as set forth below: (Name) (Account reference, if applicable) (Address)

ACCEPTANCE:  The Company hereby accepts the subscription as set forth above on the terms and conditions contained in this Subscription Agreement.

_____________________________, 2015

CMX GOLD & SILVER CORP. By:	Subscription No:

  U.S. REGULATION A+

SCHEDULE “A”

TERMS AND CONDITIONS OF SUBSCRIPTION FOR UNITS

CMX

1.

The Company is a corporation established under the laws of the Province of Alberta with an office in Calgary, Alberta, Canada.  The Company’s wholly-owned subsidiary is CMX Gold & Silver (USA) Corp, an Idaho corporation.

Terms of the Offering

2.

The Subscriber acknowledges that this subscription is subject to rejection or allotment by the Company in whole or in part.

3.

The Subscriber acknowledges that the Units subscribed for by it hereunder form part of a larger issuance and sale by CMX of up to 6,000,000 Units at a subscription price of U.S. $0.08 per Unit (the “Offering”).  Each Unit is comprised of one (1) Common Share and one (1) Common Share Purchase Warrant exercisable at a price of U.S. $0.16 per share for a period of two years from the Closing Date (as defined below).  Additional Units of the Company may be issued from time to time.

4.

The Offering commenced on the date the offering circular filed as Part II under Form 1-A pursuant to Regulation A (the “Offering Circular”) with the United States Securities and Exchange Commission (the “SEC”) was qualified by the SEC and will terminate upon the earlier of: (i) the completion of the sale of all of the Units, or (ii) 60 days after the Offering Circular was qualified by the SEC. The Offering may be extended by the Company in its sole discretion.  The Company may complete tranches of any number of Units of the Offering by multiple closings (collectively the “Closings”) from time to time (the date of each of such closing referred to as a “Closing Date”).

5.

The Subscriber acknowledges that this Offering of securities is pursuant to Regulation A and, if the Subscriber is not an accredited investor, no sale may be made to the Subscriber in this Offering if the Aggregate Subscription Price is more than ten (10%) percent of the greater of the Subscriber’s annual income or net worth.

Representations, Warranties and Covenants by Subscriber

6.

The Subscriber represents, warrants and covenants to the Company that both at the date hereof and at the Closing Date (as defined herein) the Subscriber:

(a)

acknowledges that it is aware of the characteristics of the Units, the risks relating to an investment therein and of the fact that the Company is a Canadian issuer with its head office in the Province of Alberta, Canada;

(b)

is not a resident of the Province of Alberta, Canada;

(c)

is aware that the Units have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and that the Company’s Common Shares are not presently listed on a stock exchange in the United States;

(d)

has received the Offering Circular (and any amendments thereto) of the Company dated October 21, 2015 for the purposes of evaluating an investment in the Units and that, in so evaluating an investment in the Units, it has relied on the Offering Circular and has not relied on any other information or representation other than as stated herein;

(e)

is either an accredited investor or, in the alternative, is subscribing for Units with an Aggregate Subscription Price that does not exceed ten (10%) percent of the Subscriber’s annual income or net assets;

(f)

acknowledges that:

(i)

the SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does the SEC pass upon the accuracy or completeness of the Offering Circular or other solicitation materials, and no securities commission or similar regulatory authority has reviewed or passed upon the merits of the securities offered in the Offering;

(ii)

there are restrictions on the Subscriber’s ability to resell the Common Shares and the Company is required under securities rules of the Province of Alberta (the “Alberta Rules”) to impose a four-month “hold period” from the Closing Date on the Common Shares issued to a Subscriber under this Offering, that a legend will be imprinted on the share certificates representing Common Shares issued to the Subscriber specifying the hold period, and that the Subscriber will not be able to sell the Common Shares received under this Offering until after the four-month hold period has expired;

(iii)

the Company has advised the Subscriber that the Company is relying on an exemption from the requirements under the Alberta Rules to provide the Subscriber with a prospectus and to sell securities through a person or company registered to sell securities under Alberta Rules and, as a consequence of acquiring Common Shares pursuant to this exemption, certain protections, rights and remedies provided by the Alberta Rules, including statutory rights of rescission or damages, will not be available to the Subscriber;

(iv)

there is no government or other insurance covering the securities subscribed for in this Subscription Agreement;

 U.S. REGULATION A+

(v)

there is no public market for the Common Shares in the United States and, although the Company’s Common Shares are listed on the Canadian Securities Exchange in Toronto, Canada, there is no assurance that such listing will provide a liquid market for the Common Shares;

(g)

understands that the financial statements of the Corporation have been prepared in accordance with International Financial Reporting Standards, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable in all respects to financial statements of United States companies;

(h)

has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of investment in the Offering and the Subscriber is able to bear the economic risk of loss of the investment;

(i)

acknowledges that the Company may complete additional financings in the future in order to develop the business of the Company; that there is no assurance that such financings will be available and, if available, may be completed on reasonable terms; any such future financings may have a dilutive effect on current or future securityholders, including the Subscriber;

(j)

confirms this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(k)

the entering into of this Subscription Agreement and the completion of the transactions contemplated hereby do not and will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or if the Subscriber is not a natural person, any of the Subscriber's constating documents, or any agreement to which the Subscriber is a party or by which it is bound.

Closing

7.

The Subscriber agrees to deliver to the Company on or before the Closing Date: (a) this duly completed and executed Subscription Agreement; and (b) payment of the Aggregate Subscription Price to “CMX Gold & Silver Corp.” by check, bank draft or in a manner acceptable to the Company (such as bank wire). The Subscription Agreement and payment of the Aggregate Subscription Price must be sent to:

CMX Gold & Silver Corp.

31 Stranraer Place SW

Calgary, Alberta

Canada T3H 1H5

Attention: Jan Alston

Fax:

(403) 246-3018

Email:

janalston@cmxgoldandsilver.com

8.

The closing of the sale of the Units pursuant to this Subscription Agreement will be completed at the offices of the Company in Calgary, Alberta, Canada on the Closing Date, it being acknowledged and agreed by the Subscriber that the Company may have more than one closing in respect of the Offering.  If this Subscription Agreement is rejected in whole or in part, the Subscriber acknowledges that the unused portion of the subscription amount will be promptly returned to it without interest.

9.

The Company shall be entitled to rely on delivery of a facsimile copy or electronic PDF copy of executed Subscription Agreements, and acceptance by the Company of such facsimile or electronic PDF copy of subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Company in accordance with the terms hereof.  In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

General

10.

The Subscriber agrees that the representations, warranties and covenants of the Subscriber in this Subscription Agreement will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Time and will survive the completion of the issuance of the Units.  The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Company in determining the eligibility of a purchaser of Units and the Subscriber agrees to indemnify and save harmless the Company its directors, officers, employees, counsel and agents from and against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof.  The Subscriber undertakes to immediately notify the Company of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time.

11.

The Subscriber acknowledges that this Subscription Agreement requires the Subscriber to provide certain personal information to the Company.  Such information is being collected by the Company for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber's eligibility to purchase the Units under applicable securities legislation, preparing and registering certificates representing the Units to be issued hereunder and completing filings required by any stock exchange or securities regulatory authority.  The Subscriber's personal information may be disclosed by the Company to: (a) stock exchanges or securities regulatory authorities; (b) the Company's registrar and transfer agent; (c) any government agency, board or similar entity; and (d) legal counsel, and may be included in record books in connection with the Offering.  By executing

 U.S. REGULATION A+

this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of such personal information.

12.

The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of the United States applicable therein.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the State of Idaho.  Time shall be of the essence hereof.

13.

The terms and conditions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Company and their respective heirs, executors, administrators, successors and assigns; provided that this Subscription Agreement shall not be assignable by any party without the prior written consent of the other parties.

14.

The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder.

15.

The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

16.

This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

17.

Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.